CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firms" and "Financial Statements" in the Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment No. 25 to the Registration Statement (Form N-1A, No. 333-122847) of our report dated December 19, 2012 on the financial statements and financial highlights of Neuberger Berman Global Allocation Fund and  Neuberger Berman Risk Balanced Commodity Strategy Fund and our report dated December 21, 2012 on the financial statement and financial highlights of Neuberger Berman Absolute Return Multi-Manager Fund (three of the series of Neuberger Berman Alternative Funds), included in the October 31, 2012 Annual Report to Shareholders of Neuberger Berman Alternative Funds.

 Ernst & Young LLP

Boston, Massachusetts
February 26, 2013